Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Kelly Hibbs 208 384 3638	Media Contact - Lisa Tschampl 208 384 6552

For Immediate Release: November 1, 2021

Boise Cascade Company Reports Third Quarter 2021 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $91.7 million, or $2.31 per share, on sales of $1.9 billion for the third quarter ended September 30, 2021, compared with net income of $103.2 million, or $2.61 per share, on sales of $1.6 billion for the third quarter ended September 30, 2020. Third quarter 2020 results include a $10.5 million after-tax loss on extinguishment of debt, or $0.27 per share, as the Company refinanced its senior notes.

    “Strong sales of our engineered wood and general line products helped to mitigate the negative impact of historic declines in commodity products pricing during the quarter. Our associates’ performance was outstanding in the face of a very challenging backdrop," stated Nate Jorgensen, CEO. "Looking forward, we are optimistic about the demand environment for new residential construction for the balance of this year and 2022. In addition, we recently announced additional dividends to our shareholders, and our balance sheet strength provides us the ability to remain focused on the execution of our strategies, including future organic and acquisition growth opportunities."

Third Quarter 2021 Highlights

	3Q 2021	3Q 2020	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,879,451	$1,589,313	18%
Net income	91,699	103,192	(11)%
Net income per common share - diluted	2.31	2.61	(11)%
Adjusted EBITDA [1]	149,313	178,564	(16)%
Segment Results
Wood Products sales	$497,316	$363,674	37%
Wood Products income	122,056	66,035	85%
Wood Products EBITDA [1]	135,970	79,973	70%
Building Materials Distribution sales	1,721,244	1,437,683	20%
Building Materials Distribution income	16,565	107,901	(85)%
Building Materials Distribution EBITDA [1]	22,578	113,587	(80)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

    In the third quarter 2021, total U.S. housing starts increased 8% compared to the same period in 2020. Single-family housing starts, the primary driver of our sales volumes, also increased 5%. On a year-to-date basis through September 2021, total and single-family housing starts both increased 20% compared with the same period in 2020.

Wood Products

    Wood Products' sales, including sales to BMD, increased $133.6 million, or 37%, to $497.3 million for the three months ended September 30, 2021, from $363.7 million for the three months ended September 30, 2020. The increase in sales was driven primarily by higher plywood prices, as well as higher net sales prices and sales volumes for I-joists and LVL (collectively referred to as EWP). In addition, improved lumber sales prices contributed to the increase in sales. Plywood sales volumes were flat compared with the same period in the prior year. Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2021 vs. 3Q 2020	3Q 2021 vs. 2Q 2021

Average Net Selling Prices
LVL	23%	14%
I-joists	27%	16%
Plywood	31%	(36)%
Sales Volumes
LVL	2%	(1)%
I-joists	21%	1%
Plywood	(1)%	(7)%

    Wood Products' segment income increased $56.0 million to $122.1 million for the three months ended September 30, 2021, from $66.0 million for the three months ended September 30, 2020. The increase in segment income was due primarily to higher EWP, plywood, and lumber sales prices, as well as higher EWP sales volumes. These improvements were offset partially by higher wood fiber costs and lower margins on inventory purchased for resale through certain customer programs.

Building Materials Distribution

    BMD's sales increased $283.6 million, or 20%, to $1,721.2 million for the three months ended September 30, 2021, from $1,437.7 million for the three months ended September 30, 2020. Compared with the same quarter in the prior year, the overall increase in sales was driven by a sales price increase of 23%, offset partially by a sales volume decrease of 3%. By product line, commodity sales increased 7%, general line product sales increased 20%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 57%.

    BMD segment income decreased $91.3 million to $16.6 million for the three months ended September 30, 2021, from $107.9 million in the comparative prior year quarter. The decline in segment income was driven primarily by a gross margin decrease of $100.5 million, resulting from a sharp decline in commodity prices during third quarter 2021. The negative impacts from commodity price declines were offset partially by higher sales volumes and gross margin percentages for EWP and general line products, as well as decreased selling and distribution expenses of $7.8 million.

Unallocated Corporate Costs

    Unallocated corporate expenses decreased $6.1 million to $9.2 million for the three months ended September 30, 2021, from $15.4 million for the same period in the prior year. The decrease was due primarily to lower employee-related expenses of $3.0 million, most of which relates to incentive compensation. In addition, as part of our self-insured risk retention program, corporate absorbed approximately $3.2 million of estimated business interruption losses at Wood Products facilities in third quarter 2020.

Balance Sheet and Liquidity

    Boise Cascade ended third quarter 2021 with $786.9 million of cash and cash equivalents and $345.3 million of undrawn committed bank line availability, for total available liquidity of $1,132.2 million. The Company had $444.4 million of outstanding debt at September 30, 2021.

    We expect capital expenditures in 2021 to total approximately $90 million to $100 million. Included in our capital spending range is the completion of a log utilization center project at our Florien plywood and veneer plant, a new door assembly operation in Houston, and expansion of our distribution capabilities in the Nashville market. We expect our capital spending, excluding acquisitions, to be approximately $100-to-$130 million in 2022. These levels of capital expenditures could increase or decrease as a result of a number of factors, including acquisitions, efforts to accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

Dividends

    On October 28, 2021, our board of directors declared a quarterly dividend of $0.12 per share on our common stock, as well as a supplemental dividend of $3.00 per share on our common stock, both payable on December 15, 2021, to stockholders of record on December 1, 2021.

    Future dividend declarations, including amount per share, record date and payment date, will be made at the discretion of our board of directors and will depend upon, among other things, legal capital requirements and surplus, our future operations and earnings, general financial condition, contractual obligations, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors that our board of directors may deem relevant.

Outlook

    After seeing fewer pandemic-related disruptions during second quarter 2021, we experienced short-term disruptions at many locations during the third quarter as COVID-19 variants spread throughout the United States. We continue to conduct business with certain modifications to mill and distribution center housekeeping and cleanliness protocols, employee travel, employee work locations, and virtualization or cancellation of certain sales and marketing events, among other modifications. In addition, we continue to actively monitor evolving developments, including the impact of COVID-19 variants, and may take actions that alter our business operations as may be required by federal, state, or local authorities, or that we determine are in the best interests of our employees, customers, suppliers, communities, and stockholders. Furthermore, we are monitoring the development of government mandates that companies ensure workers are vaccinated or tested regularly for COVID-19. While we educate our associates on the effectiveness of vaccines and strongly encourage vaccination for its long-term health benefits, the new regulation may have the near-term effect of increasing costs, straining company resources, interrupting operations, reducing employee morale, or increasing employee turnover, which could adversely affect our business, results of operations, or financial condition.

    Economic uncertainty due to the pandemic continues. However, low mortgage rates, continuation of work-from-home practices by many in the economy, and demographics in the U.S. have created a favorable demand environment for new residential construction, particularly single-family housing starts, which we expect to continue in 2021 and into next year. As of October 2021, the Blue Chip Economic Indicators consensus forecast for 2021 and 2022 single- and multi-family housing starts in the U.S. were 1.59 million and 1.57 million units, respectively, compared with actual housing starts of 1.38 million in 2020, as reported by the U.S. Census Bureau. In addition, the age of the U.S. housing stock and limited home inventory availability will continue to provide a favorable backdrop for repair-and-remodel spending. Although we believe that current U.S. demographics support a higher level of forecasted housing starts, and many national home builders are reporting strong near-term backlogs, labor shortages and supply induced constraints on residential construction activity may continue to extend build times and limit activity. In addition, the pace of residential construction and repair-and-remodeling activity may be affected by the economic impact of the cost of building materials and construction, housing affordability, mortgage interest rates, wage growth, prospective home buyers' access to financing, consumer confidence, as well as other factors.

    As a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices and rising input costs. Our distribution business purchases and resells a broad mix of commodity products with periods of increasing prices providing the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability. Reflected in our operating results, lumber and panel pricing was very volatile during second and third quarters 2021, with rapidly rising prices in April and most of May followed by sharp price declines through the month of August before stabilizing in September. Future commodity product pricing and commodity input costs could be volatile in response to capacity restoration and industry operating rates, the impact of COVID-19 on residential construction, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns.

About Boise Cascade

    Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

    Boise Cascade will host a webcast and conference call to discuss third quarter earnings on Tuesday, November 2, 2021, at 11 a.m. Eastern.

    To participate in the conference call, dial 844-795-4410 and use participant passcode 1675748 (international callers should dial 661-378-9637). To join the webcast, go to the Investor Relations section at www.bc.com and select the Event Calendar link.

    A replay of the conference call will be available from Tuesday, November 2, 2021, at 2 p.m. Eastern through Tuesday, November 9, 2021, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers with a passcode of 1675748. The archived webcast will be available in the Investor Relations section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

    We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

    We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

    This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, changes in the competitive position of our products, commodity input costs, the effect of general economic conditions, the effect of COVID-19 and related state or federal vaccine mandates, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020

Sales	$1,879,451	$1,589,313	$2,443,161	$6,143,928	$4,002,607

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,594,405	1,261,697	1,864,523	4,909,362	3,302,869
Depreciation and amortization	20,299	20,029	20,420	60,258	75,260
Selling and distribution expenses	114,466	122,884	130,736	366,119	325,913
General and administrative expenses	21,002	26,060	17,988	64,252	60,899
Loss on curtailment of facility	—	—	—	—	1,707
Other (income) expense, net	(107)	71	(281)	(485)	70
	1,750,065	1,430,741	2,033,386	5,399,506	3,766,718

Income from operations	129,386	158,572	409,775	744,422	235,889

Foreign currency exchange gain (loss)	(353)	265	147	(52)	(199)
Pension expense (excluding service costs)	(19)	(302)	(19)	(57)	(991)
Interest expense	(6,279)	(7,002)	(6,347)	(18,501)	(20,056)
Interest income	63	113	51	173	958
Change in fair value of interest rate swaps	59	147	(25)	1,058	(2,681)
Loss on extinguishment of debt	—	(13,968)	—	—	(13,968)
	(6,529)	(20,747)	(6,193)	(17,379)	(36,937)

Income before income taxes	122,857	137,825	403,582	727,043	198,952
Income tax provision	(31,158)	(34,633)	(101,026)	(183,632)	(49,974)
Net income	$91,699	$103,192	$302,556	$543,411	$148,978

Weighted average common shares outstanding:
Basic	39,442	39,315	39,442	39,413	39,264
Diluted	39,661	39,526	39,688	39,623	39,396

Net income per common share:
Basic	$2.32	$2.62	$7.67	$13.79	$3.79
Diluted	$2.31	$2.61	$7.62	$13.71	$3.78

Dividends declared per common share	$0.10	$1.70	$2.10	$2.30	$1.90

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020

Segment sales	$497,316	$363,674	$594,569	$1,524,220	$965,240

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	348,167	268,930	353,916	1,010,691	782,590
Depreciation and amortization	13,914	13,938	14,128	41,388	57,472
Selling and distribution expenses	9,124	9,684	8,835	26,958	25,220
General and administrative expenses	4,023	5,084	3,872	12,214	11,547
Loss on curtailment of facility	—	—	—	—	1,707
Other (income) expense, net	32	3	57	100	(168)
	375,260	297,639	380,808	1,091,351	878,368

Segment income	$122,056	$66,035	$213,761	$432,869	$86,872

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	70.0%	73.9%	59.5%	66.3%	81.1%
Depreciation and amortization	2.8%	3.8%	2.4%	2.7%	6.0%
Selling and distribution expenses	1.8%	2.7%	1.5%	1.8%	2.6%
General and administrative expenses	0.8%	1.4%	0.7%	0.8%	1.2%
Loss on curtailment of facility	—%	—%	—%	—%	0.2%
Other (income) expense, net	—%	—%	—%	—%	—%
	75.5%	81.8%	64.0%	71.6%	91.0%

Segment income	24.5%	18.2%	36.0%	28.4%	9.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020

Segment sales	$1,721,244	$1,437,683	$2,172,744	$5,528,765	$3,621,940

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,585,804	1,201,722	1,832,929	4,806,084	3,101,948
Depreciation and amortization	6,013	5,686	5,917	17,749	16,614
Selling and distribution expenses	105,342	113,146	121,901	339,163	300,527
General and administrative expenses	7,816	9,282	7,230	24,627	22,623
Other (income) expense, net	(296)	(54)	(1,571)	(1,980)	(185)
	1,704,679	1,329,782	1,966,406	5,185,643	3,441,527

Segment income	$16,565	$107,901	$206,338	$343,122	$180,413

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	92.1%	83.6%	84.4%	86.9%	85.6%
Depreciation and amortization	0.3%	0.4%	0.3%	0.3%	0.5%
Selling and distribution expenses	6.1%	7.9%	5.6%	6.1%	8.3%
General and administrative expenses	0.5%	0.6%	0.3%	0.4%	0.6%
Other (income) expense, net	—%	—%	(0.1)%	—%	—%
	99.0%	92.5%	90.5%	93.8%	95.0%

Segment income	1.0%	7.5%	9.5%	6.2%	5.0%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020
Segment sales
Wood Products	$497,316	$363,674	$594,569	$1,524,220	$965,240
Building Materials Distribution	1,721,244	1,437,683	2,172,744	5,528,765	3,621,940
Intersegment eliminations	(339,109)	(212,044)	(324,152)	(909,057)	(584,573)
Total net sales	$1,879,451	$1,589,313	$2,443,161	$6,143,928	$4,002,607

Segment income
Wood Products	$122,056	$66,035	$213,761	$432,869	$86,872
Building Materials Distribution	16,565	107,901	206,338	343,122	180,413
Total segment income	138,621	173,936	420,099	775,991	267,285
Unallocated corporate costs	(9,235)	(15,364)	(10,324)	(31,569)	(31,396)
Income from operations	$129,386	$158,572	$409,775	$744,422	$235,889

Segment EBITDA (a)
Wood Products	$135,970	$79,973	$227,889	$474,257	$144,344
Building Materials Distribution	22,578	113,587	212,255	360,871	197,027

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2021	December 31, 2020

ASSETS

Current
Cash and cash equivalents	$786,886	$405,382
Receivables
Trade, less allowances of $3,393 and $1,111	473,727	375,865
Related parties	180	201
Other	17,016	15,067
Inventories	644,370	503,480
Prepaid expenses and other	15,812	8,860
Total current assets	1,937,991	1,308,855

Property and equipment, net	459,254	461,456
Operating lease right-of-use assets	64,678	62,447
Finance lease right-of-use assets	27,549	29,523
Timber deposits	9,333	11,761
Goodwill	60,382	60,382
Intangible assets, net	15,657	16,574
Deferred income taxes	6,969	7,460
Other assets	6,552	7,260
Total assets	$2,588,365	$1,965,718

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	September 30, 2021	December 31, 2020

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$412,097	$307,653
Related parties	1,184	1,199
Accrued liabilities
Compensation and benefits	118,926	118,400
Income taxes payable	109	8,101
Interest payable	5,004	8,477
Other	162,975	80,172
Total current liabilities	700,295	524,002

Debt
Long-term debt	444,419	443,792

Other
Compensation and benefits	28,600	25,951
Operating lease liabilities, net of current portion	57,468	56,001
Finance lease liabilities, net of current portion	30,263	31,607
Deferred income taxes	5,720	18,263
Other long-term liabilities	15,995	15,303
	138,046	147,125

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,698 and 44,568 shares issued, respectively	447	446
Treasury stock, 5,367 shares at cost	(138,909)	(138,909)
Additional paid-in capital	541,022	538,006
Accumulated other comprehensive loss	(1,088)	(1,078)
Retained earnings	904,133	452,334
Total stockholders' equity	1,305,605	850,799
Total liabilities and stockholders' equity	$2,588,365	$1,965,718

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Nine Months Ended September 30
	2021	2020
Cash provided by (used for) operations
Net income	$543,411	$148,978
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	61,559	76,784
Stock-based compensation	5,684	5,839
Pension expense	57	1,492
Deferred income taxes	(12,017)	(2,460)
Change in fair value of interest rate swaps	(1,058)	2,681
Loss on curtailment of facility (excluding severance)	—	1,476
Other	928	205
Loss on extinguishment of debt	—	13,968
Decrease (increase) in working capital
Receivables	(99,881)	(205,995)
Inventories	(142,171)	42,904
Prepaid expenses and other	(7,007)	(9,641)
Accounts payable and accrued liabilities	186,090	213,935
Pension contributions	(229)	(12,659)
Income taxes payable	(7,927)	17,121
Other	(348)	(857)
Net cash provided by operations	527,091	293,771

Cash provided by (used for) investment
Expenditures for property and equipment	(51,460)	(46,994)
Proceeds from sales of assets and other	636	563
Net cash used for investment	(50,824)	(46,431)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	28,000	400,000
Payments of long-term debt, including revolving credit facility	(28,000)	(405,774)
Payments of deferring financing costs	—	(6,222)
Dividends paid on common stock	(90,969)	(12,553)
Tax withholding payments on stock-based awards	(2,729)	(3,309)
Other	(1,065)	(784)
Net cash used for financing	(94,763)	(28,642)

Net increase in cash and cash equivalents	381,504	218,698

Balance at beginning of the period	405,382	285,237

Balance at end of the period	$786,886	$503,935

Summary Notes to Consolidated Financial Statements and Segment Information
    The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2020 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
(a)EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended September 30, 2021 and 2020, and June 30, 2021, and the nine months ended September 30, 2021 and 2020:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020
	(in thousands)
Net income	$91,699	$103,192	$302,556	$543,411	$148,978
Interest expense	6,279	7,002	6,347	18,501	20,056
Interest income	(63)	(113)	(51)	(173)	(958)
Income tax provision	31,158	34,633	101,026	183,632	49,974
Depreciation and amortization	20,299	20,029	20,420	60,258	75,260
EBITDA	149,372	164,743	430,298	805,629	293,310
Change in fair value of interest rate swaps	(59)	(147)	25	(1,058)	2,681
Loss on extinguishment of debt	—	13,968	—	—	13,968
Adjusted EBITDA	$149,313	$178,564	$430,323	$804,571	$309,959

    The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended September 30, 2021 and 2020, and June 30, 2021, and the nine months ended September 30, 2021 and 2020:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2021	September 30
	2021	2020		2021	2020
	(in thousands)
Wood Products
Segment income	$122,056	$66,035	$213,761	$432,869	$86,872
Depreciation and amortization	13,914	13,938	14,128	41,388	57,472
EBITDA	$135,970	$79,973	$227,889	$474,257	$144,344

Building Materials Distribution
Segment income	$16,565	$107,901	$206,338	$343,122	$180,413
Depreciation and amortization	6,013	5,686	5,917	17,749	16,614
EBITDA	$22,578	$113,587	$212,255	$360,871	$197,027

Corporate
Unallocated corporate costs	$(9,235)	$(15,364)	$(10,324)	$(31,569)	$(31,396)
Foreign currency exchange gain (loss)	(353)	265	147	(52)	(199)
Pension expense (excluding service costs)	(19)	(302)	(19)	(57)	(991)
Change in fair value of interest rate swaps	59	147	(25)	1,058	(2,681)
Loss on extinguishment of debt	—	(13,968)	—	—	(13,968)
Depreciation and amortization	372	405	375	1,121	1,174
EBITDA	(9,176)	(28,817)	(9,846)	(29,499)	(48,061)
Change in fair value of interest rate swaps	(59)	(147)	25	(1,058)	2,681
Loss on extinguishment of debt	—	13,968	—	—	13,968
Corporate adjusted EBITDA	$(9,235)	$(14,996)	$(9,821)	$(30,557)	$(31,412)

Total Company adjusted EBITDA	$149,313	$178,564	$430,323	$804,571	$309,959